EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Antonio L. DeLise
President, Chief Executive Officer & Chief Financial Officer
PubliCARD, Inc.
(212) 651-3120

PubliCARD, INC. ANNOUNCES FIRST QUARTER 2006 RESULTS

NEW YORK - MAY 15, 2006 - PubliCARD, Inc. (OTC BB: CARD.OB) reported its financial results for the three months ended March 31, 2006.

Revenues for the first quarter of 2006 were $749,000, compared to $751,000 in 2005. The Company reported a net loss for the quarter ended March 31, 2006 of $449,000, or $0.02 per share, compared with a net loss of $719,000, or $0.03 per share, in 2005. As of March 31, 2006, cash and short-term investments totaled $792,000.

It is unlikely that the Company will be able to continue as a going concern. See Note 1 to the attached financial statement information.

About PubliCARD, Inc.

Headquartered in New York, NY, PubliCARD, through its Infineer Ltd. subsidiary, designs smart card solutions for educational and corporate sites. More information about PubliCARD can be found on its web site www.publicard.com.

Special Note Regarding Forward-Looking Statements: Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. Such factors include the Company’s inability to continue as a going concern and the inability to satisfy obligations to the Pension Benefit Guaranty Corporation. For more information on the potential factors which could affect financial results and the Company’s ability to continue as a going concern, refer to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, as filed with the Securities and Exchange Commission.

(table to follow)

PUBLICARD, INC.
AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF
MARCH 31, 2006 AND DECEMBER 31, 2005
(in thousands, except share data)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS

Current assets:
Cash, including short-term investments of $696 and $989 in 2006 and
2005, respectively	$792	$1,072
Trade receivables, less allowance for doubtful accounts of $16 in both 2006
and 2005	620	647
Inventories	325	303
Other current assets	477	573
Total current assets	2,214	2,595

Equipment and leasehold improvements, net	38	47
	$2,252	$2,642

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Overdraft payable	$495	$406
Trade accounts payable	707	592
Accrued liabilities	930	1,067
Total current liabilities	2,132	2,065

Note payable	7,501	7,501
Other non-current liabilities	224	227

Total liabilities	9,857	9,793

Commitments and contingencies

Shareholders’ deficiency:
Class A Preferred Stock, Second Series, no par value: 1,000 shares authorized; 465
shares issued and outstanding as of March 31, 2006 and December 31, 2005	2,325	2,325
Common shares, $0.10 par value: 40,000,000 shares authorized; 24,940,902
shares issued and outstanding as of March 31, 2006 and December 31, 2005	2,494	2,494
Additional paid-in capital	108,594	108,594
Accumulated deficit	(120,956)	(120,507)
Other comprehensive loss	(62)	(57)
Total shareholders’ deficiency	(7,605)	(7,151)
	$2,252	$2,642

See Note 1 below.

PUBLICARD, INC.
AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(in thousands, except share data)
(unaudited)

	2006	2005

Revenues	$749	$751

Cost of sales	327	368
Gross margin	422	383

Operating expenses:
General and administrative	461	531
Sales and marketing	262	397
Product development	148	176
	871	1,104
Loss from operations	(449)	(721)

Other income (expenses):
Interest income	7	7
Interest expense	(7)	(5)
	-	2

Net loss	$(449)	$(719)

Basic and diluted loss per common share	$(.02)	$(.03)

Basic and diluted weighted average shares outstanding	24,940,902	24,690,902

See Note 1 below.

Note 1--Liquidity and Going Concern Considerations

The condensed consolidated financial statements included above contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. As a result of the factors described below, it is unlikely that the Company will be able to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The independent auditors’ reports on the Company’s Consolidated Financial Statements for the years ended December 31, 2005, 2004, 2003 and 2002 contain emphasis paragraphs concerning substantial doubt about the Company’s ability to continue as a going concern.

Infineer Ltd. (“Infineer”), the Company’s sole operating subsidiary, has continued to incur operating losses and negative cash flow. During 2003, 2004 and 2005, the Company contributed additional capital to Infineer of $70,000, $225,000 and $150,000, respectively. It is likely that Infineer will require additional capital and the Company does not have the financial resources to provide such support. Given the Company’s lack of available resources, continued operating losses and debt position, the Company has begun to consider various alternatives. In 2006, with the assistance of an investment banker, the Company commenced an assessment of the value of Infineer, developed an information memorandum and has begun to obtain offers for Infineer’s potential for sale. This process is ongoing and no firm offers have been received to date. A determination whether to consummate such a sale has not been made nor is it certain whether an acceptable offer will materialize. Any such determination would depend upon, among other things, the amount of potential proceeds of any such sale and satisfactory arrangements with the Pension Benefit Guaranty Corporation (the “PBGC”) regarding the use of those proceeds, pursuant to the Company’s obligations to the PBGC described below. In addition, any such sale would require the approval of the Company’s shareholders.

The Company sponsored a defined benefit pension plan (the “Plan”) that was frozen in 1993. In January 2003, the Company filed a notice with the PBGC seeking a “distress termination” of that Plan. Pursuant to the Agreement for Appointment of Trustee and Termination of Plan between the PBGC and the Company, effective September 30, 2004, the PBGC proceeded to terminate the Plan and was appointed as the Plan’s trustee. As a result, the PBGC has assumed responsibility for paying the obligations to Plan participants. As a result of the Plan termination, the Company’s 2003 and 2004 funding requirements due to the Plan amounting to $3.4 million through September 15, 2004 were eliminated.

Under the terms of the Settlement Agreement, effective September 23, 2004, between the PBGC and the Company (the “Settlement Agreement”), the Company is liable to the PBGC for the unfunded guaranteed benefit payable by the PBGC to Plan participants in the amount of $7.5 million. The Company satisfied this liability by issuing a non-interest bearing note (the “Note”), dated September 23, 2004, payable to the PBGC with a face amount of $7.5 million. Pursuant to the Security Agreement and Pledge Agreement, both dated September 23, 2004, the Note is secured by (a) all presently owned or hereafter acquired real or personal property and rights to property of the Company and (b) the common and preferred stock of Infineer and TecSec, Incorporated (“TecSec”) owned by the Company. The Company has an approximately 5% ownership interest in TecSec, on a fully diluted basis.

The Note matures on September 23, 2011. The first payment will be equal to $1.0 million and will become due 30 days after the Company has received a total of $4.0 million in Net Recoveries. “Net Recoveries,” as defined in the Settlement Agreement, means the net cash proceeds received by the Company with respect to transactions consummated after March 31, 2003 from (a) the sale of the Company’s interest in Infineer and TecSec, real property in Louisiana and any other real or personal property assets and (b) any recoveries from the Company’s historic insurance program. Thereafter, on each anniversary of the first payment, the Company is required to pay the PBGC an amount equal to 25% of the Net Recoveries in excess of $4.0 million (less the sum of all prior payments made in accordance with this sentence in prior years). As of March 31, 2006, Net Recoveries was approximately $3.6 million. The Company expects to realize additional Net Recoveries of approximately $255,000 in 2006 relating to the release of certain funds currently held in escrow. The Company believes the first payment to the PBGC equal to $1.0 million would become due if additional Net Recoveries from the possible disposition of Infineer or other qualifying source exceeds $135,000.

If the Company defaults under the Settlement Agreement, the PBGC may declare the outstanding amount of the Note to be immediately due and payable, proceed with foreclosure of the liens granted in favor of the PBGC and exercise any other rights available under applicable law.

The Company has incurred operating losses, a substantial decline in working capital and negative cash flow from operations for a number of years. The Company has also experienced a substantial reduction in its cash and short term investments, which declined from $17.0 million at December 31, 2000 to $792,000 at March 31, 2006. The Company also had a shareholders’ deficiency of $7.6 million March 31, 2006.

Absent a sale of Infineer and satisfaction of any obligation to the PBGC created by such sale, management believes that existing cash and short-term investments will not be sufficient to permit the Company to continue operating past the third quarter of 2006 and the Company would likely seek bankruptcy protection or otherwise cease operations. If a sale of Infineer is consummated, the Company will not thereafter have any ongoing business operations. In either case, the Company does not expect that any funds will be available for distribution to its shareholders.

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